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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 22, 2002

                         KANEB PIPE LINE PARTNERS, L.P.

               (Exact name of registrant as specified in charter)


       Delaware                        001-5083                  75-2287571
(State of Incorporation)          (Commission File No.)       (I.R.S. Employer
                                                             Identification No.)



                          2435 North Central Expressway
                             Richardson, Texas 75080
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (972) 699-4062


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Item 5. Other Events.

     On November 22, 2002, the Registrant announced that its subsidiary, Kaneb Pipe Line Operating Partnership, L.P. ("KPOP"), had signed a definitive agreement, subject to customary closing conditions, to acquire an approximately 400-mile products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company, a subsidiary of Tesoro Petroleum Corporation. The acquisition is scheduled to close in late December, 2002. The purchase price of approximately $100 million will be financed through a new $175 million bridge term loan with a group of commercial banks. The balance of the proceeds of this facility will be used to retire the balance outstanding under KPOP's six-month bank bridge facility used to finance KPOP's recent acquisition of an approximately 2,000 mile anhydrous ammonia pipeline system. The new bridge term loan will mature on December 28, 2003.

     In response to the Registrant's announcement of the proposed acquisition, Moody's Investor Services, Inc. announced that it would review for possible downgrade KPOP's rating of Baa3 for its senior unsecured debt. If Moody's were to downgrade such debt rating, KPOP would likely incur higher interest costs on any debt that it may issue publicly in the future.



Item 7. Financial Statements and Exhibits.

     Exhibits.

          99.1 Press Release, dated November 22, 2002.






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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      KANEB PIPE LINE PARTNERS, L.P.

                                      By: Kaneb Pipe Line Company LLC,
                                          as General Partner


                                            //s//
Dated November 26, 2002              -------------------------------------------
                                     Howard C. Wadsworth
                                     Vice President, Treasurer and Secretary